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                                                                     EXHIBIT 4.2


                          AMENDMENT TO RIGHTS AGREEMENT


The Rights Agreement dated February 25, 1997 between Foothill Independent Bancorp and ChaseMellon Shareholder Services LLC is hereby amended as follows:

        1. Registrar and Transfer Company, a New Jersey corporation ("R&T"), is hereby appointed as the successor Rights Agent with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent.

        2. Section 21 is hereby amended by deleting the fifth sentence and in its place substituting a new fifth sentence to read as follows:

                      "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States, (or of any state of the United States so long as such corporation is authorized to conduct a stock transfer business in the State of California, the State of New York or the State of New Jersey) which is authorized under such laws to exercise stock transfer powers and is subject to supervision or examination by Federal or state authority, is in good standing, is registered as a Transfer Agent in accordance with the applicable provisions of the Securities Exchange Act of 1934, as amended, and is qualified to act as a Transfer Agent under the rules of the New York Stock Exchange."

        3. Section 26 is hereby amended by eliminating the name and address of ChaseMellon Shareholder Services LLC and in its place substituting the following:

                             Registrar and Transfer Company
                             10 Commerce Drive
                             Cranford, NJ 07016

                             Attn: Vice President
                             Corporate Relations

        IN WITNESS WHEREOF, the parties listed below have caused this Amendment to be duly executed on this date.

Date: February 13, 2002


REGISTRAR AND TRANSFER COMPANY                 FOOTHILL INDEPENDENT BANCORP


By: /s/ WILLIAM P. TATLER                      By: /s/ GEORGE LANGLEY
    --------------------------------------         ----------------------------
        William P. Tatler, Vice President          Title: President & CEO